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                                                                                                                        EXHIBIT  11

                                        AUTOMATIC DATA PROCESSING, INC.
                                               AND SUBSIDIARIES
                                       CALCULATION OF EARNINGS PER SHARE
                                    (In thousands, except per share amounts)



                                                                                Year ended June 30,
                                                     -----------------------------------------------------------------


                                                      2001            2000          1999          1998            1997
                                                     -----------------------------------------------------------------

BASIC EARNINGS PER SHARE:
Net earnings applicable to common shares            $924,720       $840,800       $696,840      $608,262      $515,244
                                                    ========       ========       ========      ========      ========

Average number of common shares outstanding          629,035        626,766       615,630        600,803       588,112
                                                    ========       ========       =======       ========      ========

Basic earnings per share                            $   1.47       $   1.34       $  1.13       $   1.01      $   0.88
                                                    ========       ========       =======       ========      ========

DILUTED EARNINGS PER SHARE:
Net earnings used in basic earnings per share       $924,720       $840,800       $696,840      $608,262      $515,244
Adjustment for interest (net of tax) - zero coupon
   convertible subordinated notes (5.25% yield)        2,341          2,912         3,607          7,833        11,302
                                                    --------       --------       -------       --------      --------

Net earnings used for diluted earnings per share    $927,061       $843,712       $700,447      $616,095      $526,546
                                                    ========       ========       ========      ========      ========


Average number of shares outstanding on a diluted basis:
Shares used in calculating basic earnings per share  629,035        626,766       615,630        600,803       588,112
Diluted effect of all stock options outstanding
   after application of treasury stock method         13,482         14,823        15,306         13,363        12,633
Shares assumed to be issued upon conversion of
    Debentures-Zero coupon convertible
   subordinated notes (5.25% yield)                    3,472          4,509         5,956         14,030        19,372
                                                    --------       --------       -------       --------      --------

Average number of shares outstanding on a
    diluted basis                                    645,989        646,098       636,892        628,196       620,117
                                                    ========       ========       =======       ========      ========


Diluted earnings per share                          $   1.44       $   1.31       $  1.10       $   0.98      $   0.85
                                                    ========       ========       =======       ========      ========

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